Exhibit 10.4

Execution Copy

VOTING AGREEMENT

THIS VOTING AGREEMENT is dated as of January 28, 2016 (this “Agreement”), by and between Pinnacle Financial Partners, Inc., a Tennessee corporation (“Acquiror”), and                              (the “Shareholder”). Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Avenue Financial Holdings, Inc., a Tennessee corporation (the “Company”) and Acquiror are entering into that certain Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), which provides for, among other things, (i) the merger of the Company with and into Acquiror (the “Merger”) and (ii) the conversion of the Company’s outstanding common stock into the right to receive the Merger Consideration;

WHEREAS, as of the date hereof, the Shareholder beneficially owns and has sole voting power with respect to the shares of common stock of the Company set forth on Schedule I hereto (such shares, the “Owned Shares”; the Owned Shares, together with any other voting or equity securities of the Company hereafter acquired by the Shareholder prior to the termination of this Agreement, being referred to herein collectively as the “Shares”); and

WHEREAS, it is a material inducement of the willingness of Acquiror to enter into the Merger Agreement that the Shareholder deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

CAPACITY; VOTING; PROXY

1.1 Shareholder Capacity. The Shareholder does not make any agreement or understanding herein in the Shareholder’s capacity as a director or officer of the Company or its Subsidiary. The Shareholder executes this Agreement solely in his, her or its capacity as a beneficial owner of the Shares and nothing herein (a) shall limit or affect any actions or omissions taken by the Shareholder or any designee of the Shareholder in his or her capacity as an officer or director of the Company or its Subsidiary, including in exercising rights under the Merger Agreement, as applicable, and no such actions or omissions shall be deemed a breach of this Agreement or (b) shall be construed to prohibit, limit or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as an officer or director to the Company or its shareholders, as applicable.

1.2 Voting Agreement. The Shareholder hereby irrevocably and unconditionally agrees that during the term of this Agreement as specified in Section 3.2 below, at any meeting of the shareholders of the Company, however called, or any adjournment thereof, in which the Shareholder is entitled to vote, consent or give any other approval, the Shareholder shall:

(a) appear at each such meeting in person or by proxy; and

(b) vote (or cause to be voted), in person or by proxy, all of the Shares that are beneficially owned by the Shareholder or as to which the Shareholder has, directly or indirectly, the sole right to vote or direct the voting, (i) in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of the Company and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that is reasonably likely to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Shareholder under this Agreement; and (iv) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the Merger Agreement or this Agreement.

The Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of the Company, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with Section 3.2 below.

1.3 Irrevocable Proxy. Subject to the last sentence of this Section 1.3, to the extent permitted by applicable law (including, without limitation, the Bank Holding Company Act of 1956, as amended and the Change in Bank Control Act), the Shareholder, by execution of this Agreement, does hereby constitute and appoint Acquiror, or any nominee of Acquiror, with full power of substitution and resubstitution, as the Shareholder’s irrevocable proxy and attorney-in-fact, to the full extent of the Shareholder’s rights with respect to the Shares, to vote the Shares in the manner, and only upon the matters, described in Section 1.2 hereof, in the event the Shareholder fails to comply with its obligations under such section at any meeting of the shareholders of the Company, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of the Company taken by written consent. THE SHAREHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE SHAREHOLDER WITH RESPECT TO HIS, HER OR ITS SHARES. The proxy granted pursuant to this Section 1.3 shall automatically terminate as specified in Section 3.2.

1.4 No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 3.2 hereof, the Shareholder, in his, her or its capacity as a shareholder of the Company (but not in his or her capacity as a director or officer of the Company, as applicable), shall not, nor shall the Shareholder authorize any partner, officer, director, advisor or representative of, the Shareholder or any of his, her or its Affiliates to (and, to the extent applicable to the Shareholder, the Shareholder shall use commercially reasonable best efforts to prohibit any of his, her or its representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Acquiror or its Affiliates) any information or data with respect to the Company or any Subsidiary thereof or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by written consent of the Company’s shareholders with respect to an Acquisition Proposal.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder hereby represents and warrants to Acquiror as follows:

2.1 Authority Relative To This Agreement. The Shareholder has all necessary legal capacity, power and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legal, valid and legally binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally or by general principles governing the availability of equitable remedies.

2.2 No Conflict.

(a) The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the Shareholder’s obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby shall not, (i) conflict with or violate any agreement, arrangement, order, judgment or decree to which the Shareholder is a party or by which the Shareholder is, or the Shares are, bound or affected, (ii) to the best of the Shareholder’s knowledge, conflict with or violate any law, rule, or regulation applicable to the Shareholder, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to any note, bond, mortgage, indenture, contract, agreement or other instrument or obligation to which the Shareholder is a party or by which the Shareholder is bound or affected, except for any such conflicts, violations, breaches, defaults, rights or other occurrences which would not interfere with, prevent or delay the performance by the Shareholder of his, her or its obligations under this Agreement.

(b) The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not interfere with, prevent or delay the performance by the Shareholder of his, her or its obligations under this Agreement.

2.3 Title To The Shares. As of the date hereof, the Shareholder is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to, all of the Shares, and the Shares are owned free and clear of any liens, security interests, claims, pledges, options, rights of first refusal, agreements, limitations on the Shareholder’s voting rights, charges and other encumbrances. The Shares do not include shares of the Company’s common stock over which the Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of the Shareholder, and no representation by the Shareholder is made with respect thereto. The Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. The Shareholder has the right to vote the Shares, and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

ARTICLE III.

MISCELLANEOUS

3.1 No Transfers. While this Agreement is in effect, the Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing (in form and substance reasonably satisfactory to Acquiror and a copy of which shall be provided to Acquiror prior to the Shareholder entering into such agreement), prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing (in form and substance reasonably satisfactory to Acquiror and a copy of which shall be provided to Acquiror prior to the Shareholder entering into such agreement), prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as Acquiror may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 3.1 shall be null and void.

3.2 Term of Agreement; Termination. The terms of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to the consummation of the transactions contemplated by the Merger Agreement by the written agreement of the parties hereto; provided, however, that Acquiror shall be under no duty or obligation to so terminate this Agreement, and that this Agreement shall be automatically terminated upon the earlier to occur of (a) the Effective Time, or (b) the termination of the Merger Agreement. Upon such termination, neither party to this Agreement shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve either party from its liability for any breach of this Agreement prior to such termination.

3.3 Additional Shares. If, after the date hereof, the Shareholder acquires the right to vote any additional shares of the capital stock of the Company, including, without limitation, as a result of the issuance of any shares of restricted stock upon the lapsing of any forfeiture restrictions, upon exercise of any option or warrant to acquire shares of the capital stock of the Company or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall be applicable to such additional shares as if such additional shares had been Shares as of the date hereof without action by any person immediately upon the acquisition by the Shareholder of such additional shares.

3.4 Further Assurances. From time to time, at Acquiror’s request and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transaction contemplated by this Agreement. The shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror or the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

3.5 Specific Performance; Remedies; Attorneys’ Fees. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 3.2, Acquiror shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, without proof of actual damages (and the Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Acquiror’s seeking or obtaining such remedy), this being in addition to any other remedy to which Acquiror is entitled at law or in equity.

3.6 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by either party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

3.7 Entire Agreement. This Agreement constitutes the entire agreement between Acquiror and the Shareholder with respect to the voting of the Shares in connection with the Merger and supersedes all prior agreements and understandings, both written and oral, between Acquiror and the Shareholder with respect thereto.

3.8 Amendment and Waiver. This Agreement may not be amended, supplemented or altered, and no provisions hereof may be modified or waived, except by an instrument in writing signed by the parties hereto. No waiver of any of the provisions hereof by either party shall be deemed a waiver of any other provision hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. The waiver of or failure to insist upon strict compliance with any condition or provision hereof shall not operate as a waiver of, or estoppel with respect to, any subsequent or other waiver or failure.

3.9 Assignment. Except as provided in Section 3.1, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by either party hereto without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

3.10 Severability. If any term or provision of this Agreement is found invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other terms or provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, will achieve the economic, business and other purposes of such invalid, illegal or unenforceable term.

3.11 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Tennessee. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Nashville, Tennessee in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other party with respect thereto. Either party hereto may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 3.13. Nothing in this Section 3.11, however, shall affect the right of either party to serve legal process in any other manner permitted by law.

3.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN AN ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE

PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.12.

3.13 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), sent by electronic transmission (including by fax) (notice deemed given upon confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for either party as shall be specified in a notice given in accordance with this Section 3.13):

If to Acquiror:	Pinnacle Financial Partners, Inc. 150 Third Avenue South, Suite 900 Nashville, Tennessee 37201 Attn: M. Terry Turner Facsimile: (615) 744-3770

with a copy to:	Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, Tennessee 37201 Attn: Bob F. Thompson Facsimile: (615) 742-2762

If to the Shareholder:
c/o Avenue Financial Holdings, Inc. 110 10th Avenue South, Suite 400 Nashville, Tennessee 37203 Attn: Ronald L. Samuels Facsimile:

with a copy to:	Bradley Arant Boult Cummings LLP 1600 Division Street, Suite 700 Nashville, Tennessee 37203 Attn: John W. Titus Facsimile: (615) 252-6341

3.14 Disclosure. The shareholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement/Prospectus the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement.

3.15 Counterparts and Signature. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

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IN WITNESS WHEREOF, the Shareholder and Acquiror have caused this Agreement to be duly executed as of the date first written above.

ACQUIROR:

PINNACLE FINANCIAL PARTNERS, INC.

By:
Name:
Title:

SHAREHOLDER:

Schedule I

             shares of Common Stock